Exhibit 10.8

November 4, 2021

PERSONAL AND CONFIDENTIAL

Richard A. Fisher, PhD

Re:    Transition Agreement

Dear Richard:

As discussed, we greatly appreciate your service and contributions to Vigil Neuroscience, Inc. (the “Company”), as well as your commitment to a smooth transition for the Company during this critical time. This letter agreement (the “Transition Agreement”) summarizes your transition into an advisory role with the Company during the remainder of your employment as well as the opportunity for you to continue as a consultant for the Company after your separation from employment. As set forth further below, this Transition Agreement will supersede your employment agreement with the Company, dated August 15, 2020 (the “Employment Agreement”), except to the extent provisions are specifically preserved and incorporated herein.

With those understandings, you and the Company agree as follows:

1.    Transition Period

(a)

Separation Date; Transition Period. Your employment with the Company will end on April 21, 2022, unless you resign or the Company terminates the relationship for Cause (as defined in the Employment Agreement) on an earlier date. The actual last day of your employment will be referred to in this document as the “Separation Date” and the time period between the October 20, 2021 and the Separation Date is the “Transition Period”.

(b)

Advisory Role. Effective October 20, 2021, you will transition out of your role as Chief Scientific Officer. Your new title and position will be Senior Scientific Advisor, reporting to the Company’s Chief Executive Officer (“CEO”). This will be a full-time position unless the CEO determines in her discretion to assign you a modified schedule after consultation with you.

(c)

Compensation During Transition Period. During the Transition Period, you will continue to receive your base salary at its current rate and be eligible for employee benefits as currently in effect (and subject to the terms of such benefits plans) throughout the Transition Period. You will be eligible for your 2021 annual incentive bonus, but will not be eligible for any Company bonuses in 2022.

(d)

Termination. If the Company terminates your employment prior to April 22, 2021 without Cause you will continue to be paid as set forth in Section 1(c) through April 21, 2022 and your stock options will continue to vest through April 21, 2022.

As of the Separation Date, you will be no longer be employed at the Company and you agree that you will have resigned from any and all positions that you hold with the Company and any of its affiliates as an officer, director or otherwise, effective as of the Separation Date. You agree to execute any documents required or reasonably requested by the Company or any of its affiliates in order to effectuate your resignations.

2.    Consulting Agreement

(a)

Consulting Agreement Conditions. Provided that (i) you timely enter into and comply with this Transition Agreement; (ii) you timely enter into and comply with the Consulting Agreement in the form attached as Exhibit A (the “Consulting Agreement”); (iii) you do not resign prior to April 22, 2022 without the CEO’s consent; and (iv) your employment is not terminated for Cause (the “Consulting Agreement Conditions”), you may continue your Service Relationship (as defined in the Company’s Equity Documents, as defined below) pursuant to the terms of the Consulting Agreement.

(b)

Consulting Period. If you satisfy the Consulting Agreement Conditions, the Consulting Agreement will become effective as of the Separation Date and end on the last day of the six (6) month period following the Separation Date, unless the Consulting Agreement is terminated earlier by either you or the Company in accordance with the Consulting Agreement (the “Consulting Period”).

(c)

Continued Service Relationship During Consulting Period. As described in greater detail in the Consulting Agreement, at all times during the term of the Consulting Agreement, you will no longer be an employee or officer of the Company, but instead will be retained as an independent contractor. If the Consulting Agreement becomes effective on the Separation Date, you will continue to vest in your outstanding stock options (“Options”) until the ending of the Consulting Period, subject in all respects to the applicable award agreement(s) and the Company’s 2020 Equity Plan, as amended, or any predecessor or successor plan (together, the “Equity Documents”). If the Consulting Agreement does not become effective, all Options that are not vested as of your Separation Date shall lapse and terminate on that date and will not be exercisable. Notwithstanding the foregoing or anything to the contrary in the Equity Documents, you hereby agree that 402,682 shares of common stock underlying your Options (representing the number of shares that will remain unvested as of the end of your Consulting Period) shall terminate, lapse and be forfeited for no consideration as of the Effective Date (as defined below).

(d)

COBRA Continuation During the Consulting Period. During the Consulting Period, you will be given the opportunity to elect continued health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Subject to your election of COBRA coverage, the Company shall pay the premiums for COBRA coverage for you until the end of the Consulting Period and will deduct from your consulting fees an amount equal to the premium contributions due from active employees for the same coverage. Notwithstanding the foregoing, if, due to future changes in tax laws, the Company determines that its payments pursuant to this paragraph may be taxable income to you, it may convert such payments to payroll payments directly to you on the Company’s regular payroll dates, which shall be subject to tax-related deductions and withholdings.

3.    Waiver of Severance and Good Reason

You and the Company agree and hereby acknowledge that neither the Company’s tendering of this Transition Agreement nor any aspect of this Transition Agreement taking effect shall constitute an occurrence triggering “Resignation for Good Reason” under the Employment Agreement. You acknowledge and agree that you are not eligible for Severance as set forth in Section 7(b) of the Employment Agreement.

4.    Restrictive Covenants

The Company is not enforcing and will not enforce Section 6.1 of Employee Confidential Information and Inventions Assignment Agreement between you and the Company dated August 17, 2020 (the “Restrictive Covenants Agreement”). Accordingly, you are not entitled to “Mutually Agreed Upon Consideration” or “Garden Leave Payments” as defined in Section 6.5 of the Restrictive Covenants Agreement. However, in exchange for this Transition Agreement being entered into in connection with the cessation of your employment and the opportunity to enter into the Consulting Agreement, you agree that, for one year after the Separation Date, you will not engage in or otherwise participate in any business that develops, manufactures or markets any products, or performs any services, including the research and development thereof, relating to TREM2 (the “Noncompetition Obligation”). If you breach the Noncompetition Obligation, all of the legal and equitable remedies set forth in the Restrictive Covenants Agreement shall be available to the Company. You acknowledge and agree that all other obligations under the Restrictive Covenants Agreement shall continue in effect and you hereby reaffirm all such obligations and, along with the remedies provisions, are incorporated by reference herein.

5.    Release of Claims

In consideration for, among other terms, the opportunities and benefits set forth in this Transition Agreement, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Transition Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•	relating to your employment by and the ending of employment with the Company;

•	of wrongful discharge or violation of public policy;

•	of breach of contract;

•	of defamation or other torts;

•

of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, and Title VII of the Civil Rights Act of 1964);

•	under any other federal or state statute (including, without limitation, Claims under the Fair Labor Standards Act);

•

for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, this release shall not release your rights (i) under this Transition Agreement, (ii) under the Consulting Agreement, (iii) for workers’ compensation benefits or for unemployment benefits to the extent you are otherwise eligible for such benefits, (iv) to indemnification or insurance as a current or former officer or employee, to the extent you are otherwise eligible for such benefits and consistent with other current or former officers and employees, (v) to benefits under any Company employee benefit plan in which you are a participant or (vi) under your stock options or as a stockholder of the Company.

6.    Protected Disclosures and Other Protected Actions

Nothing contained in this Agreement limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, nor does anything contained in this Agreement apply to truthful testimony in litigation. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action).

7.    Other Provisions

(a)    Termination and Return of Payments; Certain Remedies. If you breach any of your obligations under this Transition Agreement, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate its non-wage payments to you or for your benefit under this Transition Agreement. The termination of such payments in the event of your breach will not affect your continuing obligations under this Transition Agreement. Without limiting the Company’s remedies hereunder, if the Company prevails in any action to enforce this Transition Agreement, then you shall be liable to the Company for reasonable attorneys’ fees and costs incurred by the Company in connection with such action.

(b)    Enforceability; Taxes. If any portion or provision of this Transition Agreement (including, without limitation, any portion or provision of any section of this Transition

Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Transition Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Transition Agreement shall be valid and enforceable to the fullest extent permitted by law. All compensation and benefits provided or referred to hereunder shall be subject to taxes as required by applicable law.

(c)    Waiver; Absence of Reliance. No waiver of any provision of this Transition Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Transition Agreement, or the waiver by a party of any breach of this Transition Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. In signing this Transition Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

(d)    Jurisdiction; Governing Law; Interpretation. You and the Company hereby agree that the state and federal courts of Massachusetts located in Boston shall have the exclusive jurisdiction to consider any matters related to this Transition Agreement, including without limitation any claim of a violation of this Transition Agreement. With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge that venue in such courts is proper. This Transition Agreement shall be interpreted and enforced under the laws of Massachusetts, without regard to conflict of law principles.

(e)    Entire Agreement. This Transition Agreement constitutes the entire agreement between you and the Company and supersedes any previous agreements or understandings between you and the Company, including the Employment Agreement, except the Restrictive Covenants Agreement (as modified herein), the Equity Documents, any other confidentiality, restrictive covenants or invention assignment agreement or obligation you have to or with the Company and any other obligations specifically preserved in this Transition Agreement shall all remain in full force and effect.

(f)    Time for Consideration; Effective Date.

You acknowledge that you have been given the opportunity to consider this Transition Agreement for twenty-one (21) days before signing it (the “Consideration Period”) and that you have knowingly and voluntarily entered into this Transition Agreement. You acknowledge that the above release of claims expressly includes without limitation claims under the Age Discrimination in Employment Act. You are advised to consult with an attorney before signing this Transition Agreement. To accept this Transition Agreement, you must return a signed original or a signed PDF copy of this Transition Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period. If you sign this Transition Agreement before the end of the Consideration Period, you acknowledge by signing this Transition Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Transition Agreement for the entire Consideration Period. For the period of seven (7) business days from the date when you sign this Transition Agreement (the “Revocation Period”), you have the right to revoke this Transition Agreement by written notice to the undersigned. For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the Revocation Period. This Transition Agreement shall not become effective or enforceable during the Revocation Period. It will become effective on the day after the Revocation Period ends (the “Effective Date”).

[signature page follows]

Sincerely,

VIGIL NEUROSCIENCES, INC.

By:	/s/ Ivana Magovcevic-Liebisch	11/17/2021
Name:	Ivana Magovcevic-Liebisch	Date
Title:	CEO

You are advised to consult with an attorney before signing this Transition Agreement. This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Transition Agreement and that you are knowingly and voluntarily entering into this Transition Agreement.

/s/Richard A. Fisher	11/17/2021
RICHARD A. FISHER	Date